Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 124 to the Registration Statement of Deutsche DWS Institutional Funds (Form N-1A, No. 033-34079) of our reports dated February 25, 2021 on the financial statements and financial highlights of DWS Equity 500 Index Fund and DWS S&P 500 Index Fund (two of the Funds constituting Deutsche DWS Institutional Funds) included in each Fund’s Annual Report for the fiscal year ended December 31, 2020.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

April 26, 2021